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                      Bausch & Lomb Incorporated
                              Exhibit 11

         Statement Regarding Computation of Per Share Earnings
          (Share Amounts in Thousands Except Per Share Data)



                               Three Months Ended      Nine Months Ended
                              Sept. 23,   Sept. 25,   Sept. 23,  Sept. 25,
                                2000        1999        2000       1999
Earnings (in millions)

  Earnings from continuing
   operations (a)               $14.7       $41.6       $88.5      $85.5
  Earnings from discontinued
   operations (see
   Footnote 1) (b)                  -       190.2           -      342.1
  Net earnings                  $14.7      $231.8       $88.5     $427.6

Actual outstanding Common
 and Class B shares at
 beginning of period           53,310      57,420      57,376     56,529

Sum of weighted average
 activity of Common and
   Class B shares issued for
   stock options, restricted
   stock awards and
   cancellations, and net
   activity of shares held in
   deferred compensation plan      53          57     (2,976)        669

Weighted Basic Shares (c)      53,363      57,477      54,400     57,198

Effect of assumed excercise
 of
   Common stock equivalents       579       1,385         766      1,497

Weighted diluted shares (d)    53,942      58,862      55,166     58,695

Basic Earnings Per Share:
  Continuing Operations (a/c)    $.28       $0.72       $1.63      $1.49
  Discontinued
    Operations (b/c)                -        3.31           -       5.99
  Net Earnings                   $.28       $4.03       $1.63      $7.48

Diluted Earnings Per Share:
  Continuing Operations (a/d)    $.27       $0.71       $1.60      $1.46
  Discontinued
   Operations (b/d)                 -        3.23           -       5.83
  Net Earnings                   $.27       $3.94       $1.60      $7.29

1    Includes after-tax gain on disposal of discontinued operations.
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